UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 20, 2011 (July 14, 2011)

ATLAS THERAPEUTICS CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	000-53298	20-8758875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4640 Admiralty Way, Suite 500 Marina Del Rey, CA 90292
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (310) 496-5727

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2011, Dr. Louis Aronne joined the Board of Directors (the “Board”) of Atlas Therapeutics Corporation (the “Company”).  Dr. Aronne is a Clinical Professor of Medicine at Weill-Cornell Medical College and an Adjunct Clinical Associate Professor of Medicine at Columbia University College of Physicians and Surgeons. He is Director of the Comprehensive Weight Control Program, a multidisciplinary obesity research and treatment program affiliated with New York Presbyterian Hospital, which he founded in 1986. Dr. Aronne is former president of the Obesity Society and a fellow of the American College of Physicians. He has authored more than 50 papers and book chapters on obesity and edited the National Institutes of Health Practical Guide to the Identification, Evaluation, and Treatment of Overweight and Obesity in Adults. Dr. Aronne has won several awards for teaching, including the Leo M. Davidoff Society Prize from Albert Einstein College of Medicine in 1983 and Eliot Hochstein Teaching Award from Cornell University in 1990.  Dr. Aronne graduated Phi Beta Kappa from Trinity College with a BS in biochemistry and from Johns Hopkins University School of Medicine.

In addition to his appointment to the Board, Dr. Aronne will also serve as chairperson of the Company’s recently-formed Medical Advisory Board. The Medical Advisory Board will be comprised of medical professionals who will advise the Company on health issues, medical conditions and health care trends as they relate to the Company’s current and future products.  As chairperson, Dr. Aronne will advise the Company on: (a) the use of myostatin modulators in the treatment of various disorders including sarcopenia, obesity, muscle repair, anti-aging and longevity therapy, (b) the biological activities of the Company’s products and (c) the development of clinical research programs relating to the biomedical activities and benefits of the Company’s products. As compensation for these services, the Company has granted Dr. Aronne (i) 500,000 shares of common stock vesting in five equal annual installments commencing July 14, 2012 and (ii) a stock option to purchase 500,000 shares of common stock of the Company at an exercise price of $0.64 per share, vesting in four equal annual installments commencing July 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2011

ATLAS THERAPEUTICS CORPORATION

By:	/s/: J.B. Bernstein
Name: J.B. Bernstein
Title: Chief Executive Officer